UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 14, 2011

GeoMet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32960	76-0662382
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

909 Fannin, Suite 1850

Houston, Texas, 77010

(Address of principal executive offices)

(713) 659-3855

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On October 14, 2011, GeoMet, Inc., a Delaware corporation (the “Company”), executed definitive agreements with a privately-held company to purchase coalbed methane (“CBM”) assets in Alabama and West Virginia, certain natural gas hedge positions, and a license to use a certain drilling technology. The effective date of the transaction is July 1, 2011 (the “Effective Date”) and is subject to customary closing conditions and purchase price adjustments, including the exercise, waiver or expiration of the preferential purchase rights described below. Other closing conditions include satisfactory completion of title reviews and environmental matters.

Under the agreements, the Company will purchase (i) approximately 50 Bcf of estimated net proved CBM reserves (calculated in accordance with SEC guidelines) as of the Effective Date, (ii) net daily gas sales volumes which averaged approximately 22 MMcf per day for the first six months of 2011, (iii) natural gas hedge positions totaling approximately 6.5 Bcf from the Effective Date through December 2012 with an average fixed price of $6.44/Mcf, (iv) a royalty free license to use a certain drilling technology in nine counties in West Virginia and one county in Virginia, and (v) approximately 70,000 net acres of undeveloped leasehold in West Virginia.

Total consideration for the acquired assets will be $90.2 million, subject to adjustment for net proceeds of production after the Effective Date, realized hedging gains/losses subsequent to the Effective Date, any exercise of preferential purchase rights and other customary purchase price adjustments. Closing of this transaction is expected within the next four to eight weeks dependent on the timing of the exercise, waiver or expiration of the preferential purchase rights described below.

Preferential Purchase Rights

A portion of the CBM properties to be acquired in Alabama, subject to two separate preferential rights to purchase by a single party, have an allocated value of $30.8 million. These preferential rights to purchase are expected to expire on or about October 31, 2011, if not earlier exercised or waived. A portion of the CBM properties to be acquired in West Virginia, subject to a preferential right to purchase by a single party, have an allocated value of $23.4 million. This preferential right to purchase is expected to expire on or about December 5, 2011, if not earlier exercised or waived.

In the event that any one or all of these preferential purchase rights are exercised and the other conditions to closing are satisfied or waived, the Company is obligated to close on the remainder of the transaction.

Amended and Restated Credit Agreement

The Company also entered into an amended and restated secured bank revolving credit agreement which will become effective upon the closing of the transaction described above as well as satisfaction of certain other conditions precedent. The key elements of this new credit agreement are (i) the maximum commitment amount of the credit agreement will be increased from $180 million to $250 million, and the borrowing base will be increased from $90 million to $180 million (assuming no preferential purchase rights are exercised), (ii) the group of lenders, with Bank of America, N.A. as Administrative Agent, BNP Paribas as Syndication Agent and US Bank National Association and Bank of Scotland plc as co-documentation agents, will be increased from five to six banks, (iii) the new credit facility will have a four year maturity, an extension of the Company’s current facility by more than two years, and (iv) the Company’s borrowing rate has been reduced by 50 basis points and certain financial and other covenants have been modified.

When effective, the new credit agreement will provide for revolving credit borrowings of up to $250 million with an initial borrowing base of $180 million (subject to reductions of up to $34.5 million if all of the preferential rights to purchase described above are exercised). The borrowing base will be reviewed each June and December with the next redetermination scheduled to take place in June 2012. The lenders and the Company also have the right to require one additional redetermination in any fiscal year. The credit agreement provides for interest to accrue at a rate calculated, at the Company’s option, at either (i) the adjusted base rate (which is the greater of the agent’s base rate or the federal funds rate plus 0.5%, but not less than one month London Interbank Offered Rate (“LIBOR”) plus 1%) plus a margin of 0.75% to 1.75% based on borrowing base usage, or (ii) the one, three, six or 12 month (if available) LIBOR plus a margin of 1.75% to 2.75% based on borrowing base usage. Borrowings under the new credit agreement will be secured by first priority liens on substantially all of the Company’s assets including equity interests in its subsidiaries. All outstanding borrowings under the credit agreement will become due and payable four years after the new credit agreement becomes effective.

When effective, the Company will be subject to financial covenants requiring maintenance of a minimum current ratio of 1.0:1.0, a maximum trailing four quarter leverage ratio of 4.25:1.00 through 2012 and 4.00:1.00 thereafter, and a minimum trailing four quarter interest coverage ratio of 2.75:1.00. The calculation of the interest coverage and leverage ratios for the first four quarters ending after the credit agreement becomes effective include certain pro forma adjustments to include appropriate contributions from the acquired assets described above. Consolidated EBITDA as defined in the amended and restated credit agreement excludes other non-cash charges deducted in determining net income (loss), which would include unrealized losses from the change in the market value of open derivative contracts. In addition, the Company will continue to be subject to covenants restricting cash dividends and other restricted payments, transactions with affiliates, incurrence of other debt, consolidations and mergers, the level of operating leases, assets sales, investments in other entities, and liens on properties. A breach of any of the covenants imposed on the Company by the terms of the credit agreement, including the financial covenants, could result in a default. In the event of a default, the lenders would have the right to terminate their commitments to the Company, and they could accelerate the repayment of all of the Company’s indebtedness under the credit agreement.

Section 7 – Regulation FD

Item 7.01. Regulation FD Disclosure.

On October 17, 2011, the Company issued a press release announcing the entry into the above-referenced agreements related to the purchase of CBM assets and the amended and restated credit agreement. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information set forth in the attached Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SECTION 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title of Document

99.1	Press release dated October 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeoMet, Inc. (Registrant)

Dated: October 20, 2011	By:	/s/ William C. Rankin
	Name:	William C. Rankin
	Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Title of Document

99.1	Press release dated October 17, 2011.